Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

January 18, 2024

LBBB Merger Corp.
667 Madison Avenue

New York, NY 10065

Re:	LBBB Merger Corp.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (File No. 333-268343) (the “Registration Statement”) filed with the Securities and Exchange Commission by LBBB Merger Corp., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an offering of (i) up to 30,436,539 shares (the “Merger Shares”) of common stock of the Company, par value of $0.0001 each (the “Common Stock”), (ii) 3,450,000 redeemable warrants (the “Warrants”), each Warrant entitling its holder to purchase one share of Common Stock, and (iii) 690,000 shares (the “Rights Shares”) of Common Stock to be issued to holders of rights issued by Lakeshore Acquisition II Corp. (“Lakeshore”), with each right entitling the holder to receive one-tenth of one share of Common Stock upon consummation of Lakeshore’s initial business combination (the “Rights”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officer of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Merger Shares, when issued and paid for in accordance with the terms of the agreement and plan of merger by and among Lakeshore, the Company, Nature’s Miracle, Inc. and certain other parties dated September 9, 2022 (as amended on June 7, 2023 by Amendment No. 1 and on December 8, 2023 by Amendment No. 2, and as may be further amended or supplemented, the “Merger Agreement”), and the Rights Shares, when issued in accordance with the terms of the Merger Agreement and the Rights, will in each case be validly issued, fully paid and non-assessable.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

LBBB Merger Corp. Page 2

2. Upon consummation of the Reincorporation (as defined in the Merger Agreement), the Warrants will constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with their terms.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) with respect to the opinions expressed in paragraph (2) above, the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP